Exhibit 15.1

KPMG LLP	Telephone	(604) 691-3000
Chartered Accountants	Fax	(604) 691-3031
PO Box 10426 777 Dunsmuir Street	Internet	www.kpmg.ca
Vancouver BC V7Y 1K3
Canada

Consent of Independent Registered Public Accounting Firm
The Board of Directors
Catalyst Paper Corporation
We consent to the incorporation by reference in the Registration Statements (No.333-140704, No.333-143405 and No.333-151703) on Form S-8 of Catalyst Paper Corporation (the “Company”) of the following reports, which reports appear in the Annual Report on Form 20-F of the Company for the fiscal year ended December 31, 2008:
•
Auditors’ Report to the Shareholders dated February 11, 2009 on the consolidated balance sheets of the Company as at December 31, 2008 and 2007, and the consolidated statements of earnings and comprehensive income (loss), shareholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2008;

•	Report of Independent Registered Public Accounting Firm dated February 11, 2009 on the Company’s internal control over financial reporting as of December 31, 2008; and

•	Comments by Auditors for U.S. Readers on Canada — U.S. Reporting Differences dated May 14, 2009.
Our Comments for US Readers refers to changes in accounting policies described in note 2(c) and note 30(k) to the consolidated financial statements.

Chartered Accountants
Vancouver, Canada
May 14, 2009

KPMG LLP, a Canadian limited liability partnership is the Canadian member firm of KPMG International, a Swiss cooperative.